Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 4, 2018, with respect to the consolidated financial statements of Millendo Therapeutics, Inc. included in the Registration Statement (Form S-4) and related Proxy Statement of OvaScience, Inc.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

September 26, 2018